Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273211

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 22, 2025)

TRANSACTION PROPOSED

JBS N.V.

572,981,486 Class A Common Shares (including Class A Common Shares in the form of Brazilian Depositary Receipts) and

up to 572,981,486 Class B Common Shares

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-4 for JBS B.V., effective as of April 22, 2025 (as supplemented or amended from time to time, the “Prospectus”) (Registration File No. 333-273211).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Exhibits 99.1, 99.2 and 99.3 to JBS B.V.’s Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on May 15, 2025 (the “Form 6-K”). Accordingly, we have attached Exhibits 99.1, 99.2 and 99.3 to the Form 6-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Dear JBS S.A. Shareholder and JBS S.A. ADS Holder:

The Prospectus relates to: (1) 572,981,486 Class A common shares, par value €0.01 per share (“JBS N.V. Class A Common Shares”), of JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”, which definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company), including JBS N.V. Class A Common Shares in the form of Brazilian Depositary Receipts (“BDRs”), each representing one JBS N.V. Class A Common Share (“JBS N.V. BDRs”), to be issued to holders of common shares of JBS S.A., a Brazilian corporation (sociedade anônima) (“JBS S.A.”) listed on the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa, Balcão) (“B3”) (“JBS S.A. Common Shares”), and holders of American Depositary Shares (“ADSs”) each representing two JBS S.A. Common Shares (“JBS S.A. ADSs”), pursuant to the terms of the Proposed Transaction (as defined below) and subject to the satisfaction of certain conditions described in the Prospectus; and (2) up to 572,981,486 Class B common shares, par value €0.10 per share (“JBS N.V. Class B Common Shares” and, together with the JBS N.V. Class A Common Shares, the “JBS N.V. Common Shares”), of JBS N.V. into which JBS N.V. Class A Common Shares may be converted during the Class A Conversion Period (as defined below), which will take place after the completion of the Proposed Transaction. References to the “JBS Group” are to: (i) JBS S.A. and its consolidated subsidiaries prior to the completion of the Proposed Transaction; and (ii) JBS N.V. and its consolidated subsidiaries (including JBS S.A.), following the completion of the Proposed Transaction, unless the context otherwise requires or otherwise indicated.

The Proposed Transaction is part of a corporate restructuring of the JBS Group with the purpose of listing the JBS N.V. Class A Common Shares on the New York Stock Exchange (“NYSE”) and the JBS N.V. BDRs on the B3. Prior to the Closing Date (as defined in the section “Certain Defined Terms” of the Prospectus), JBS S.A.’s direct controlling shareholders (as defined in the section “Certain Defined Terms” of the Prospectus) will transfer their interest in JBS S.A. to JBS N.V. Following the completion of the Proposed Transaction, JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V., and the JBS S.A. Common Shares will no longer be publicly traded.

Pursuant to the Proposed Transaction, holders of JBS S.A. Common Shares (“JBS S.A. Shareholders”) and holders of JBS S.A. ADSs (“JBS S.A. ADS Holders”) will receive JBS N.V. Class A Common Shares (and in the case of JBS S.A. Shareholders, initially in the form of BDRs) and a cash dividend on the terms defined below. The proposed transaction will consist of the three steps below (collectively, the “Proposed Transaction”):

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Merger of Shares. Subject to approval at the general meeting of shareholders of JBS S.A. tentatively scheduled for May 23, 2025 (“JBS S.A. General Meeting”), on the Closing Date, the merger of shares will be implemented through an incorporação de ações under the Brazilian Corporation Law (as defined in the section “Certain Defined Terms” of the Prospectus) (the “Merger of Shares”). Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the last day the JBS S.A. Common Shares will trade on the B3 (the “Last Trading Day”) that are not held by JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações) (“Brazil HoldCo”) (including by The Bank of New York Mellon, as depositary with respect to the JBS S.A. ADSs (the “JBS S.A. ADS Depositary Bank”)) that will be wholly owned by JBS N.V. prior to the Closing Date, will be automatically contributed for their book value into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo (“Brazil HoldCo Redeemable Shares”), determined pursuant to the Exchange Ratio (as defined in the section “Certain Defined Terms” of the Prospectus), and JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

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Redemption. Subject to approval by JBS N.V. at a general meeting of the sole shareholder of Brazil HoldCo tentatively scheduled for May 23, 2025 (the “Brazil HoldCo General Meeting”) and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held (the “Redemption”). The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment of certain fees to the JBS S.A. ADS Depositary Bank that we will pay on behalf of JBS S.A. ADS Holders. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

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Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) (the “ADS Cash Dividend Record Date”) will be entitled to receive a cash dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held (the “Cash Dividend”). The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (“LuxCo”).

JBS S.A. Shareholders (and JBS S.A. ADS Holders, through the JBS S.A. ADS Depositary Bank) will have the opportunity to vote on the Proposed Transaction at the JBS S.A. General Meeting, as follows: (1) the Merger of Shares and ancillary matters, such as the Merger of Shares Protocol (as defined in the section “Certain Defined Terms” in the Prospectus) and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting” in the Prospectus, require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law); (2) the Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting; and (3) the delisting of the JBS S.A. Common Shares from the Novo Mercado listing segment of the B3 (the “Delisting”) requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (as defined in the section “Certain Defined Terms” of the Prospectus) (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement” in the Prospectus). For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote” in the Prospectus.

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 31, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 31, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders” beginning on page 36 of the Prospectus.

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 31, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

In order to approve the Merger of Shares, holders of at least the majority of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), voting together, must vote in favor of the Proposed Transaction. The completion of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, as further described below.

The Exchange Ratio is defined in the section “Certain Defined Terms” of the Prospectus. The Exchange Ratio has been established so that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista (our “ultimate controlling shareholders”) (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs, as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors” in the Prospectus.

Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to Brazil HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADSs in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

In connection with the Proposed Transaction, Brazil HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of Resolution No. 4,373/2014 issued by the CMN, recently revoked and replaced by Joint Resolution No. 13/2024, jointly issued by the Brazilian Central Bank and the CVM (“CMN Holders”), including the JBS S.A. ADS Depositary Bank (which will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3). In order to determine whether any withholding will be required, CMN Holders must report, through their Brazilian custodian or broker dealer, certain information relating to their historical cost and tax domiciliation. Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. If Brazil HoldCo determines based on the available information that withholding will be required, or if any CMN Holder fails to provide such information, Brazil HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by Brazil HoldCo from the Cash Dividend payable by JBS S.A. to such CMN Holder; and (2) retain JBS N.V. BDRs which such CMN Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and Brazil HoldCo will retain such amount upon sale of such BDRs. See “Material Tax Considerations—Material Brazilian Tax Considerations” in the Prospectus.

At any time, and from time to time, on or about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with Banco Bradesco S.A., in its capacity as depositary for the JBS N.V. BDRs (the “JBS N.V. BDR Depositary Bank”); and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement (as defined in the section “Certain Defined Terms” of the Prospectus). The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment of certain fees to the JBS S.A. ADS Depositary Bank that we will pay on behalf of JBS S.A. ADS Holders. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares” in the Prospectus.

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), each person entitled to one or more JBS N.V. BDRs at the opening of trading on the first trading day of the JBS N.V. BDRs on the B3 (the “Conversion Record Date”), who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction (each, an “Eligible Shareholder”), may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction (the “Maximum Convertible Shares”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to 55% of such Eligible Shareholder’s Maximum Convertible Shares (the “Maximum Conversion Rate”). During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (the “Last Conversion Quarter”), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100% (the “JBS N.V. Free Float Percentage”) on December 31, 2026 to fall below 20% (the “Minimum Free Float”), the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above. Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares. However, JBS N.V. Class B Common Shares may at any time be converted into JBS N.V. Class A Common Shares. For more information, see “The Proposed Transaction—Class A Conversion Period” in the Prospectus.

Upon completion of the Proposed Transaction, JBS N.V.’s issued share capital will consist of the: (1) JBS N.V. Class A Common Shares and (2) JBS N.V. Class B Common Shares. Each JBS N.V. Class A Common Share confers the right to one vote at a general meeting of shareholders. Each JBS N.V. Class B Common Share confers the right to 10 votes at a general meeting of shareholders. Currently, there is no public market for the JBS N.V. Common Shares. We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We also intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. We will not seek a listing for the JBS N.V. Class B Common Shares on the NYSE or on any other exchange. Trades in JBS N.V. Class A Common Shares are expected to settle through the facilities of The Depository Trust Company (“DTC”), and trades in JBS N.V. BDRs on the B3 will settle through the facilities of the Central Depositary of the B3.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment” beginning on page 30 of the Prospectus.

To permit delivery of JBS N.V. BDRs upon completion of the Proposed Transaction, JBS N.V. has applied for its registration as a foreign issuer in Brazil and for the registration of its BDR Program with the Brazilian Securities Commission (Comissão de Valores Mobiliários (“CVM”). After the Closing Date, a holder of JBS N.V. Class A Common Shares will be able to deposit its JBS N.V. Class A Common Shares with the JBS N.V. BDR Depositary Bank and receive JBS N.V. BDRs, and a holder of JBS N.V. BDRs will be able to cancel its JBS N.V. BDRs and receive underlying JBS N.V. Class A Common Shares (see “Description of BDRs and Deposit Agreement” in the Prospectus). Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. expects to apply to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, in which case JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of Brazil HoldCo.

Immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will in the aggregate represent a majority of the voting power in the general meeting of shareholders of JBS N.V., and will effectively control all matters requiring shareholder approval. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 31, 2025, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 48.34% of the then-outstanding JBS N.V. Common Shares and 84.77% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 31, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be (indirectly) held by our ultimate controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

As a result of the above, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista are expected to have control or the ability to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders pursuant to Dutch law and/or JBS N.V.’s articles of association, including, among other matters, the election, suspension and removal of our board of directors, and their interests may be different from yours. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial” beginning on page 27 of the Prospectus and “—Risks Relating to Our Business and Industries—Our ultimate controlling shareholders have influence over the conduct of our business and may have interests that are different from yours” beginning on page 57 of the Prospectus. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista may also serve as members of the board of directors of, or in other senior management positions at, JBS Group companies or affiliates. At this time, we expect that they will serve on the board of directors of JBS N.V. effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE. For more information, see “Management—Board Structure—Director Nominees” beginning on page 207 of the Prospectus. In 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F S.A. (formerly known as J&F Investimentos S.A.) (“J&F”), one of JBS S.A.’s direct controlling shareholders, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the SEC, and J&F reached a plea agreement with the United States Department of Justice relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. As a consequence of these agreements and other proceedings related to the matters set forth therein, the reputation of our ultimate controlling shareholders has suffered and may continue to suffer. In addition, to the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations, allegations or proceedings involving us, our ultimate controlling shareholders or affiliates, our reputation and our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, we may be materially adversely affected. For more information, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” beginning on page 227 of the Prospectus and the related risk factor beginning on page 59 of the Prospectus.

We will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. See “Management—Corporate Governance Practices” in the Prospectus for more information. We may also be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards. See “Management—Corporate Governance Practices” in the Prospectus for more information. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” beginning on page 42 of the Prospectus.

None of the SEC, the CVM, nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this prospectus supplement or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This prospectus supplement does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus supplement does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the Federative Republic of Brazil or a solicitation of a proxy under the laws the Federative Republic of Brazil, and it is not intended to be, and is not, a prospectus or an offer document within the meaning of Brazilian law and the rules of the CVM. You should inform yourself about and observe any such restrictions, and none of JBS N.V., JBS S.A. or their respective subsidiaries accepts any liability in relation to any such restrictions.

This prospectus supplement does not constitute an offer of securities to the public in the European Union within the meaning of Article 3(1) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, (the “Prospectus Regulation”) and is not a prospectus or an offer document within the meaning of the Prospectus Regulation.

WE ARE NOT ASKING FOR A PROXY. The accompanying disclosure documents contain detailed information about the Proposed Transaction and the JBS S.A. General Meeting. This document is a prospectus for JBS N.V. Class A Common Shares and JBS N.V. BDRs that will be issued to JBS S.A. Shareholders and JBS S.A. ADS Holders as part of the consideration upon completion of the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted as part of the Conversion and held by Eligible Shareholders. You should read the Prospectus carefully. In particular, please read the section “Risk Factors” beginning on page 27 of the Prospectus for a discussion of risks that you should consider in evaluating the Proposed Transaction.

The date of this prospectus supplement is May 15, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of May 2025

Commission File Number: 333-273211

JBS B.V.

(Exact Name as Specified in its Charter)

N/A

(Translation of registrant’s name into English)

Stroombaan 16, 5th Floor,

1181 VX, Amstelveen, Netherlands

(Address of principal executive offices)

(Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.)

Form 20-F: ☒    Form 40-F: ☐

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	JBS S.A.’s unaudited condensed consolidated interim financial information as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 (in U.S. dollars).

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations (in U.S. dollars).

99.3	Articles of Association of JBS N.V. upon completion of the Proposed Transaction (English translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 15, 2025

JBS B.V.

	By:	/s/ Guilherme Perboyre Cavalcanti
Name: Guilherme Perboyre Cavalcanti
Title: Chief Financial Officer